Exhibit 99.1

Amarin Reports Fourth Quarter and Full Year 2020 Financial Results and

Provides Business Update

Record Revenue of $614.1 Million and $167.3 Million for Full Year and Fourth Quarter 2020 Despite COVID-19 Impact

Received Positive CHMP Opinion for VAZKEPA® in Europe and Continue to Advance Commercial Launch Plans for Europe

Management to Host Conference Call Today at 7:30 a.m. ET

DUBLIN, Ireland and BRIDGEWATER, N.J., February 25, 2021 -- Amarin Corporation plc (NASDAQ:AMRN), today announced financial results for the quarter and year ended December 31, 2020 and provided an update on company operations.

Recent Key Amarin Achievements:

•

Record revenue led by increased VASCEPA® (icosapent ethyl) use in the United States: Annual net total revenue of $614.1 million in 2020, an increase of 43% compared with 2019, consistent with guidance provided at the beginning of 2021. Fourth quarter of 2020 net total revenue was $167.3 million, an increase of 17% compared with the fourth quarter of 2019 and the highest quarterly net total revenue to date.

•

Europe launch on-track for 2021: Received a positive opinion from the Committee on Human Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) recommending market authorization in Europe for icosapent ethyl (brand name VAZKEPA® in Europe) for cardiovascular risk reduction.

•

Mainland China and Hong Kong approval expected near the end of 2021: As submitted by our partner, Edding, in Mainland China the Chinese National Medical Products Administration (NMPA) has accepted for review icosapent ethyl. On a separate track, in Hong Kong, the Hong Kong Department of Health is evaluating icosapent ethyl. Medical guidelines of the Chinese Society of Cardiology (CSC) updated to recommend use of icosapent ethyl in China.

•	Strong balance sheet: Ended 2020 with $563.4 million in total cash and investments and no debt.

Management Commentary

“We entered 2021 well positioned to further grow VASCEPA revenue in the U.S. while expanding internationally as we continue to lead the creating of an important new paradigm in preventative cardiovascular care beyond cholesterol management for at-risk patients,” stated John F. Thero, president and chief executive officer. “Our record revenue for the fourth quarter and full year of 2020, despite the headwinds we faced from the COVID-19 pandemic, underscores the large, untapped market need for VASCEPA in its new indication of persistent cardiovascular risk (P-CVR) reduction in the United States. We continue to focus our efforts on increasing awareness and education of P-CVR and VASCEPA’s demonstrated benefits in reducing that risk as proven in the landmark REDUCE-IT® study.”

“The positive CHMP opinion, as recently announced, leads us to expect the European Commission to render its formal approval of VAZKEPA in April 2021. The CHMP opinion and anticipated approval are significant milestones for Amarin that brings us closer to making this important drug available in Europe to millions of patients at high risk of cardiovascular events such as heart attacks and strokes. Our growing commercial team in Europe is advancing commercial launch plans with unbranded engagement, and preliminary market access discussions are underway in certain key markets.”

“Our global expansion plans are being further advanced by the progress of our partner in the China region, Edding, which includes Mainland China, Hong Kong, Macau and Taiwan. Edding is making tremendous progress across several key initiatives critical to the successful approval and launch of VASCEPA in the region, including the positive readout from their pivotal Phase 3 clinical study, inclusion of icosapent ethyl in the treatment guidelines of the CSC, the acceptance of the regulatory filing related to Mainland China with the NMPA and the introduction of VASCEPA in the Hainan Boao Lecheng International Medical Tourism Pilot Zone program. The China region represents a very significant market opportunity and we continue to work closely with Edding in support of their efforts to bring this important therapeutic to the millions of patients in the China region with high triglycerides who are at risk of cardiovascular events.”

“Amarin has a very dynamic year ahead and we expect to achieve a number of potentially value-creating milestones and to advance our leadership in cardiovascular risk reduction,” concluded Mr. Thero.

U.S. Prescription Growth

Normalized prescriptions for VASCEPA (prescription of 120 grams of VASCEPA representing a one-month supply) in the United States increased by approximately 39% and 41% in 2020 compared to the same period in 2019 based on data from Symphony Health and IQVIA, respectively, and increased by 17% and 18% in the fourth quarter of 2020 compared to the same period in 2019, respectively. Estimated normalized VASCEPA prescriptions, based on data from Symphony Health and IQVIA, totaled approximately 1,159,000 and 1,076,000 in the fourth quarter of 2020, respectively. Estimated normalized VASCEPA prescriptions, based on data from Symphony Health and IQVIA, totaled approximately 4,484,000 and 4,126,000 in 2020, respectively. While there is no other drug which has the same labeled clinical effects as VASCEPA, prescription growth of VASCEPA in 2020 compared well to the other branded cardiovascular drugs which reported positive cardiovascular outcomes study results in recent years.

Following a temporary suspension of in-person promotional activities in March 2020 due to the COVID-19 pandemic and quarantine in the United States, in June 2020 Amarin resumed field-based, face-to-face interactions with healthcare providers, to the extent such healthcare providers allow. For the second half of 2020, substantially all of the company’s field force personnel had the ability to resume face-to-face customer interactions, though such interactions became more challenging in the fourth quarter of 2020 with the resurgence of COVID-19. While Amarin utilizes various means to interact with healthcare professionals virtually and digitally, such interactions tend to be less impactful than frequent in-person communications. This is particularly true for VASCEPA, as it is being newly introduced to many healthcare professionals as a treatment for cardiovascular risk reduction based on its second FDA indication, which had launched in January 2020.

Complications in 2020 from COVID-19 were exacerbated as many at-risk patients in 2020 delayed doctors’ visits and blood tests. In the United States, public reports from IQVIA showed patient visits to medical offices for non-emergency medical care were down approximately 70% in April 2020 during the height of the COVID-19 quarantine, with visits increasing thereafter until the resurgence of COVID-19 in the fourth quarter of 2020 when, for example, patient visits in December 2020 again decreased to approximately 50% of pre-COVID-19 levels. As a result of fewer doctors’ visits, fewer lab tests and prioritization of COVID-19 safety, reports in 2020 showed an increase in heart attacks and other urgent cardiovascular events which might have been avoided through preventative cardiovascular risk management. Amarin remains confident that the patient need for VASCEPA in the United States remains high and that as COVID-19 begins to recede, VASCEPA growth will be positioned to accelerate as more patients seek routine doctor visits and lab tests and as our promotional activities become less restricted.

In November 2020, a generic version of VASCEPA was launched in the United States, and that generic drug is indicated only as an adjunct to diet for lowering triglyceride levels in adult patients with severe hypertriglyceridemia (TG ≥500 mg/dL), which based on industry data, represents no more than approximately 7% of recent VASCEPA usage and a smaller proportion of the overall market opportunity for VASCEPA. The “skinny label” of this generic product represents no more than approximately $40 million of Amarin’s net product revenue at 2020 prescription levels. The indication for this generic product is limited and we have filed a lawsuit to protect our cardiovascular risk reduction patent rights against what we believe is unlawful infringement by Hikma Pharmaceuticals PLC and a representative healthcare insurance company. Thus far, growth of the generic product has reportedly been limited by lack of qualified supply capacity. Other generic versions of VASCEPA have FDA approval to launch in the United States but have thus far not done so.

In late 2020 and early 2021, various managed care companies improved their insurance coverage of branded VASCEPA. In addition, many insurance companies and patients have reported that branded VASCEPA is less expensive to them than the generic version and the wholesale acquisition cost of branded VASCEPA continues to be lower than that of other branded drugs with positive outcomes study results. In these and other ways, this is an atypical generic launch in the United States. Amarin believes the untapped market opportunity in the cardiovascular risk reduction indication is large and that more patients will be helped by VASCEPA with continued investment in market education regarding its benefits. Amarin’s goal is to grow the market faster than generic competition can take share. Amarin intends to vigorously defend its intellectual property rights.

European Market Expansion

Amarin is seeking to commence commercial sale of VAZKEPA in one or more countries of Europe before the end of 2021. On January 28, 2021, Amarin received a positive CHMP opinion, which recommended marketing authorization be granted for icosapent ethyl in the European Union for cardiovascular risk reduction under the brand name VAZKEPA. Approval of VAZKEPA for marketing and sale by the European Commission is expected in April 2021. The need for preventative cardiovascular care beyond cholesterol management is potentially as large or larger in Europe than the United States.

Market access in Europe is managed on a country-by-country basis and, consequently, the timing for receiving market access for each European country will vary significantly. Amarin is planning a staged launch in Europe, including likely launch in 2021 in Germany, Europe’s largest market. In preparation for commercial launch, Amarin’s team in Europe has increased to approximately 50 experienced professionals and is targeted to increase to approximately 200 employees by the end of 2021. Additional information regarding securing market access in Europe and Amarin’s commercialization plans in Europe can be found in the FAQ section under investor relations at www.amarincorp.com.

Rest of World

China

In November 2020, Amarin’s partner in the China region, Edding, shared positive, statistically significant top line results from their Phase 3 clinical trial of VASCEPA. In December 2020, the CSC included icosapent ethyl in its updated Guidelines for Primary Prevention of Cardiovascular Diseases for 2021 as published in the Chinese Journal of Cardiovascular Diseases. In January 2021, VASCEPA was accepted for introduction into the Hainan Boao Lecheng International Medical Tourism Pilot Zone program. Most recently, in Mainland China, the Chinese National Medical Products Administration (NMPA)

accepted for review the New Drug Application for VASCEPA. Edding currently anticipates receiving a decision in Mainland China and, separately in Hong Kong, near the end of 2021, followed by steps to ensure that this unique therapy is reimbursed in the major provinces of Mainland China as the first and only drug for its important potential indication for use based on VASCEPA’s demonstrated clinical results. With approximately 180.4 million hypertriglyceridemia (HTG) patients in Mainland China in 2019, representing approximately 20.2% of the adult population and broad use of statin therapy in the country, the medical need for VASCEPA in Mainland China is believed to be high creating a meaningful market opportunity for Amarin and its partner, Edding.

Canada, Middle East and Other

Cardiovascular disease is a growing public health burden globally. Amarin has elected to pursue VASCEPA approval in limited countries initially with plans to seek regulatory approvals in other geographies after the product is launched and has market access in Europe. Limited exceptions are in select countries of the Middle East and in Canada where promotion of VASCEPA has commenced in a phased manner.

Financial Update

Net total revenue for the three and twelve months ended December 31, 2020 were $167.3 million and $614.1 million, respectively, compared with $143.3 million and $429.8 million in the corresponding periods of 2019, indicating increases of 17% and 43%, respectively. Net product revenue for the three and twelve months ended December 31, 2020 were $165.9 million and $607.0 million, respectively, compared to $142.0 million and $427.4 million in the corresponding periods of 2019, indicating increases of 17% and 42%, respectively. The increases in net product revenue were driven primarily by increased volume of VASCEPA sales to customers in the United States, as well as a modest increase in VASCEPA’s net selling price in the United States, reflecting various factors including managed care coverage improvements. The increase was also driven by VASCEPA sales outside of the United States of approximately nil and $8.9 million during the three and twelve months ended December 31, 2020 as compared to $0.4 million and $0.7 million during the three and twelve months ended December 31, 2019, primarily as a result of an initial order in the first half of 2020 to ensure adequate product supply for Amarin’s commercial partner’s launch of VASCEPA in Canada (recognized upon shipment by Amarin to our partner).

Amarin recognized licensing and royalty revenue of approximately $7.0 million and $2.4 million for the years ended December 31, 2020 and 2019, respectively, from VASCEPA-related commercial progress of our partners in Canada, the China region and the Middle East.

Cost of goods sold for the three and twelve months ended December 31, 2020 was $34.8 million and $131.4 million, respectively, compared to $30.7 million and $96.0 million in the corresponding periods of 2019. Amarin’s overall gross margin on net product revenue for the quarter and year ended December 31, 2020 was 79% and 78%, respectively, compared to 78% in the quarter and year ended December 31, 2019, respectively.

Selling, general and administrative expenses for the year ended December 31, 2020 was $463.3 million compared with $323.6 million, in the prior year. This increase was primarily due to personnel costs related to the U.S. sales force expansion and European commercial launch preparations. The increase also included an increase in other promotional activities in the United States focused on cardiovascular risk reduction based on VASCEPA’s new label. The level of such promotional activities varied from quarter-to-quarter in 2020 with decreases resulting when the impact of COVID-19 was most pronounced.

Research and development expenses for the years ended December 31, 2020 and 2019 were $39.0 million and $34.4 million, respectively. This increase reflects support of numerous publications regarding results of the REDUCE-IT cardiovascular outcomes study, costs and fees related to regulatory reviews of VASCEPA, particularly in Europe, together with costs associated with exploratory development, including costs of pilot studies of VASCEPA for other potential uses such as the potential use of VASCEPA as a therapy to help mitigate patient risks and symptoms of COVID-19.

Under U.S. GAAP, Amarin reported a net loss of $18.0 million for the year ended December 31, 2020, or basic and diluted loss per share of $0.05. This net loss included $45.8 million in non-cash stock-based compensation expense. For the year ended December 31, 2019, Amarin reported a net loss of $22.6 million, or basic and diluted loss per share of $0.07. This net loss included $30.9 million in non-cash stock-based compensation expense.

Excluding non-cash stock-based compensation expense, non-GAAP adjusted net income was $27.8 million for the year ended December 31, 2020, or non-GAAP adjusted basic and diluted earnings per share of $0.07, compared to non-GAAP adjusted net income of $8.3 million for the year ended December 31, 2019, or non-GAAP adjusted basic and diluted earnings per share of $0.02.

As of December 31, 2020, Amarin reported aggregate cash and investments of $563.4 million, consisting of cash and cash equivalents of $187.0 million and liquid short-term and long-term investments of $314.0 million and $62.5 million, respectively. As of December 31, 2020, Amarin reported $154.6 million in net accounts receivable ($203.9 million in gross accounts receivable before allowances and reserves) and $188.9 million in inventory. Furthermore, the final royalty-like debt payment was made during the fourth quarter of 2020, which previously had been 10% of net product revenue since VASCEPA was launched, resulting in Amarin having no debt.

As of December 31, 2020, Amarin had approximately 392.5 million ADSs and ordinary shares outstanding, nil common share equivalents of Series A Convertible Preferred Shares outstanding and approximately 16.7 million equivalent shares underlying stock options at a weighted-average exercise price of $8.00, as well as 7.7 million equivalent shares underlying restricted or deferred stock units.

Conference Call and Webcast Information:

Amarin will host a conference call February 25, 2021, at 7:30 a.m. ET to discuss this information. The conference call can be heard live on the investor relations section of the company's website at www.amarincorp.com, or via telephone by dialing 877-545-0320 within the United States, 973-528-0016 from outside the United States, and referencing conference ID 635842. A replay of the call will be made available for a period of two weeks following the conference call. To hear a replay of the call, dial 877-481-4010, PIN: 40090. A replay of the call will also be available through the company's website shortly after the call.

Use of Non-GAAP Adjusted Financial Information

Included in this press release are non-GAAP adjusted financial information as defined by U.S. Securities and Exchange Commission Regulation G. The GAAP financial measure most directly comparable to each non-GAAP adjusted financial measure used or discussed, and a reconciliation of the differences between each non-GAAP adjusted financial measure and the comparable GAAP financial measure, is included in this press release after the condensed consolidated financial statements.

Non-GAAP adjusted net income was derived by taking GAAP net (loss) income and adjusting it for non-cash stock-based compensation expense. Management uses these non-GAAP adjusted financial measures for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the company’s performance and to evaluate and compensate the company’s executives. The company has provided these non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP adjusted financial measures provide investors with a better understanding of the company’s historical results from its core business operations.

While management believes that these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying performance of the company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future.

About Amarin

Amarin is a rapidly growing, innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. From our scientific research foundation to our focus on clinical trials, and now our commercial expansion, we are evolving and growing. In 2009, Amarin had fewer than twenty employees. Today, with offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, and Zug in Switzerland, Amarin has approximately 1,000 employees and commercial partners and suppliers around the world. We are committed to rethinking cardiovascular risk through the advancement of scientific understanding of the impact on society of significant residual risk that exists beyond traditional therapies, such as statins for cholesterol management.

About REDUCE-IT

REDUCE-IT was a global cardiovascular outcomes study designed to evaluate the effect of VASCEPA in adult patients with LDL-C controlled to between 41-100 mg/dL (median baseline 75 mg/dL) by statin therapy and various cardiovascular risk factors including persistent elevated triglycerides between 135-499 mg/dL (median baseline 216 mg/dL) and either established cardiovascular disease (secondary prevention cohort) or diabetes mellitus and at least one other cardiovascular risk factor (primary prevention cohort).

REDUCE-IT, conducted over seven years and completed in 2018, followed 8,179 patients at over 400 clinical sites in 11 countries with the largest number of sites located within the United States. REDUCE-IT was conducted based on a special protocol assessment agreement with FDA. The design of the REDUCE-IT study was published in March 2017 in Clinical Cardiology.1 The primary results of REDUCE-IT were published in The New England Journal of Medicine in November 2018.2 The total events results of REDUCE-IT were published in the Journal of the American College of Cardiology in March 2019.3 These and other publications can be found in the R&D section on the company’s website at www.amarincorp.com.

About VASCEPA® (icosapent ethyl) Capsules

VASCEPA (icosapent ethyl) capsules are the first-and-only prescription treatment approved by the U.S. FDA comprised solely of the active ingredient, icosapent ethyl (IPE), a unique form of eicosapentaenoic acid. VASCEPA was launched in the United States in January 2020 as the first and only drug approved by the U.S. FDA for treatment of the studied high-risk patients with persistent cardiovascular risk after statin therapy. VASCEPA was initially launched in the United States in 2013 based on the drug’s initial FDA approved indication for use as an adjunct therapy to diet to reduce triglyceride levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia. Since launch, VASCEPA has been prescribed over ten million times. VASCEPA is covered by most major medical insurance plans. In addition to the United States, VASCEPA is approved and sold in Canada, Lebanon and the United Arab Emirates. In Europe, approval is anticipated in April 2021 following the January 28, 2021 favorable opinion of the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) recommending that marketing authorisation be granted to icosapent ethyl in the European Union for the reduction of risk of cardiovascular events in patients at high cardiovascular risk, under the brand name VAZKEPA®.

Indications and Limitation of Use (in the United States)

VASCEPA is indicated:

•

As an adjunct to maximally tolerated statin therapy to reduce the risk of myocardial infarction, stroke, coronary revascularization and unstable angina requiring hospitalization in adult patients with elevated triglyceride (TG) levels (≥ 150 mg/dL) and

o	established cardiovascular disease or
o	diabetes mellitus and two or more additional risk factors for cardiovascular disease.
•	As an adjunct to diet to reduce TG levels in adult patients with severe (≥ 500 mg/dL) hypertriglyceridemia.

The effect of VASCEPA on the risk for pancreatitis in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information

•	VASCEPA is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to VASCEPA or any of its components.
•

VASCEPA was associated with an increased risk (3% vs 2%) of atrial fibrillation or atrial flutter requiring hospitalization in a double-blind, placebo-controlled trial. The incidence of atrial fibrillation was greater in patients with a previous history of atrial fibrillation or atrial flutter.

•

It is not known whether patients with allergies to fish and/or shellfish are at an increased risk of an allergic reaction to VASCEPA. Patients with such allergies should discontinue VASCEPA if any reactions occur.

•

VASCEPA was associated with an increased risk (12% vs 10%) of bleeding in a double-blind, placebo-controlled trial. The incidence of bleeding was greater in patients receiving concomitant antithrombotic medications, such as aspirin, clopidogrel or warfarin.

•

Common adverse reactions in the cardiovascular outcomes trial (incidence ≥3% and ≥1% more frequent than placebo): musculoskeletal pain (4% vs 3%), peripheral edema (7% vs 5%), constipation (5% vs 4%), gout (4% vs 3%), and atrial fibrillation (5% vs 4%).

•	Common adverse reactions in the hypertriglyceridemia trials (incidence >1% more frequent than placebo): arthralgia (2% vs 1%) and oropharyngeal pain (1% vs 0.3%).
•	Adverse events may be reported by calling 1-855-VASCEPA or the FDA at 1-800-FDA-1088.
•	Patients receiving VASCEPA and concomitant anticoagulants and/or anti-platelet agents should be monitored for bleeding.

Key clinical effects of VASCEPA on major adverse cardiovascular events are included in the Clinical Studies section of the prescribing information for VASCEPA as set forth below:

Effect of VASCEPA on Time to First Occurrence of Cardiovascular Events in Patients with

Elevated Triglyceride levels and Other Risk Factors for Cardiovascular Disease in REDUCE-IT

	VASCEPA		Placebo		VASCEPA vs Placebo
	N = 4089 n (%)	Incidence Rate (per 100 patient years)	N = 4090 n (%)	Incidence Rate (per 100 patient years)	Hazard Ratio (95% CI)
Primary composite endpoint
Cardiovascular death, myocardial infarction, stroke, coronary revascularization, hospitalization for unstable angina (5-point MACE)	705 (17.2)	4.3	901 (22.0)	5.7	0.75 (0.68, 0.83)
Key secondary composite endpoint
Cardiovascular death, myocardial infarction, stroke (3-point MACE)	459 (11.2)	2.7	606 (14.8)	3.7	0.74 (0.65, 0.83)
Other secondary endpoints
Fatal or non-fatal myocardial infarction	250 (6.1)	1.5	355 (8.7)	2.1	0.69 (0.58, 0.81)
Emergent or urgent coronary revascularization	216 (5.3)	1.3	321 (7.8)	1.9	0.65 (0.55, 0.78)
Cardiovascular death [1]	174 (4.3)	1.0	213 (5.2)	1.2	0.80 (0.66, 0.98)
Hospitalization for unstable angina [2]	108 (2.6)	0.6	157 (3.8)	0.9	0.68 (0.53, 0.87)
Fatal or non-fatal stroke	98 (2.4)	0.6	134 (3.3)	0.8	0.72 (0.55, 0.93)

[1] Includes adjudicated cardiovascular deaths and deaths of undetermined causality.

[2] Determined to be caused by myocardial ischemia by invasive/non-invasive testing and requiring emergent hospitalization.

FULL U.S. FDA-APPROVED VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including expectations regarding financial metrics and performance such as prescription growth, revenue growth, operating expenses, inventory purchases, and managed care coverage for VASCEPA, including the impact of the COVID-19 pandemic, the outcome of patent litigation and the launch of generic competition on these metrics; the timing and outcome of regulatory reviews, recommendations and approvals and related reimbursement decisions and commercial launches in the China region, Europe and elsewhere; plans for Amarin’s expected launch of VASCEPA directly in major markets in Europe, directly and indirectly; the timing and outcome of Amarin’s patent litigation efforts; the timing and outcome of promotion activities, including patient-oriented campaigns and education of healthcare professionals; commercial and international expansion, prescription growth and revenue growth and future revenue levels, including the contributions of sales representatives; the sufficiency of current capital resources to achieve sustained positive cash flows; the availability of commercial supply to generic companies and Amarin;

expectations related to exclusivity in various jurisdictions and ongoing patent litigation efforts and associated business plans in various scenarios; and the impact of the COVID-19 pandemic on all of the forgoing. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. Amarin's ability to effectively commercialize VASCEPA and maintain or grow market share will depend in part on Amarin’s ability to continue to effectively finance its business, efforts of third parties, Amarin’s ability to create and increase market demand for VASCEPA through education, marketing and sales activities, to achieve broad market acceptance of VASCEPA, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, to comply with legal and regulatory requirements in connection with the sale and promotion of VASCEPA and to secure, maintain and defend its patent protection for VASCEPA. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: the possibility that VASCEPA may not receive regulatory approval in Europe, the China region or other geographies on the expected timelines or at all, the risk that additional generic versions of VASCEPA will enter the market and that generic versions of VASCEPA will achieve greater market share and more commercial supply than anticipated, uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk that sales may not meet expectations and related cost may increase beyond expectations; the risk that patents may be determined to not be infringed or not be valid in patent litigation and applications may not result in issued patents sufficient to protect the VASCEPA franchise. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin's filings with the U.S. Securities and Exchange Commission, including Amarin’s annual report on Form 10-K for the year ended December 31, 2020, filed on the date hereof. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

Availability of Other Information About Amarin

Investors and others should note that Amarin communicates with its investors and the public using the company website (www.amarincorp.com), the investor relations website (investor.amarincorp.com), including but not limited to investor presentations and investor FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Amarin posts on these channels and websites could be deemed to be material information. As a result, Amarin encourages investors, the media, and others interested in Amarin to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on Amarin’s investor relations website and may include social media channels. The contents of Amarin’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin Contact Information

Investor Inquiries:

Investor Relations

Amarin Corporation plc

In U.S.: +1 (908) 719-1315

IR@amarincorp.com (investor inquiries)

Solebury Trout

amarinir@troutgroup.com

Media Inquiries:

Communications

Amarin Corporation plc

In U.S.: +1 (908) 892-2028

PR@amarincorp.com (media inquiries)

CONSOLIDATED BALANCE SHEET DATA
(U.S. GAAP)
Unaudited *

	December 31, 2020	December 31, 2019
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$186,964	$644,588
Restricted cash	3,915	3,907
Short-term investments	313,969	—
Accounts receivable, net	154,574	116,430
Inventory	188,864	76,769
Prepaid and other current assets	30,947	13,311
Total current assets	879,233	855,005
Property, plant and equipment, net	2,016	2,361
Long-term investments	62,469	—
Operating lease right-of-use asset	8,054	8,511
Other long-term assets	432	1,074
Intangible asset, net	13,817	15,258
TOTAL ASSETS	$966,021	$882,209
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$105,876	$49,950
Accrued expenses and other current liabilities	198,641	139,826
Debt from royalty-bearing instrument	—	50,130
Current deferred revenue	2,926	2,342
Total current liabilities	307,443	242,248
Long-Term Liabilities:
Long-term deferred revenue	15,706	18,504
Long-term operating lease liability	9,153	9,443
Other long-term liabilities	6,214	3,751
Total liabilities	338,516	273,946
Stockholders’ Equity:
Preferred stock	—	21,850
Common stock	290,115	269,173
Additional paid-in capital	1,817,649	1,764,317
Treasury stock	(51,082)	(35,900)
Accumulated deficit	(1,429,177)	(1,411,177)
Total stockholders’ equity	627,505	608,263
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$966,021	$882,209

* Unaudited as a standalone schedule; copied from consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(U.S. GAAP)
Unaudited *

	Three Months Ended December 31,		Year Ended December 31,
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
	2020	2019	2020	2019

Product revenue, net	$165,907	$142,044	$607,025	$427,391
Licensing and royalty revenue	1,344	1,233	7,035	2,364
Total revenue, net	167,251	143,277	614,060	429,755
Less: Cost of goods sold	34,769	30,665	131,444	96,019
Gross margin	132,482	112,612	482,616	333,736
Operating expenses:
Selling, general and administrative (1)	116,816	96,025	463,312	323,623
Research and development (1)	8,508	11,097	38,959	34,392
Total operating expenses	125,324	107,122	502,271	358,015
Operating income (loss)	7,158	5,490	(19,655)	(24,279)
Interest income	551	3,074	4,901	8,499
Interest expense	(163)	(1,439)	(2,605)	(6,626)
Other income (expense), net	54	107	104	(75)
Income (loss) from operations before taxes	7,600	7,232	(17,255)	(22,481)
Provision for income taxes	(2,674)	(164)	(745)	(164)
Net income (loss)	4,926	7,068	(18,000)	(22,645)
Earnings (loss) per share
Basic	$0.01	$0.02	$(0.05)	$(0.07)
Diluted	$0.01	$0.02	$(0.05)	$(0.07)
Weighted average shares outstanding:
Basic	390,661	359,156	381,759	342,538
Diluted	398,963	401,039	381,759	342,538

* Unaudited as a standalone schedule; copied from consolidated financial statements
(1)

Excluding non-cash stock-based compensation, selling, general and administrative expenses were $424,067 and $297,321 for 2020 and 2019, respectively, and research and development expenses were $32,391 and $29,777, respectively, for the same periods.

RECONCILIATION OF NON-GAAP NET INCOME
Unaudited

	Three months ended December 31,		Year Ended December 31,
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
	2020	2019	2020	2019

Net income (loss) for EPS - GAAP	4,926	7,068	(18,000)	(22,645)
Stock-based compensation expense	11,508	8,188	45,814	30,917
Adjusted net income for EPS - non-GAAP	$16,434	$15,256	$27,814	$8,272

basic and diluted

Earnings per share:
Basic - non-GAAP	$0.04	$0.04	$0.07	$0.02
Diluted - non-GAAP	$0.04	$0.04	$0.07	$0.02

Weighted average shares:
Basic	390,661	359,156	381,759	342,538
Diluted	398,963	401,039	401,195	386,797

[1]

Bhatt DL, Steg PG, Brinton E, et al., on behalf of the REDUCE-IT Investigators. Rationale and Design of REDUCE‐IT: Reduction of Cardiovascular Events with Icosapent Ethyl–Intervention Trial. Clin Cardiol. 2017;40:138-148.

[2]	Bhatt DL, Steg PG, Miller M, et al., on behalf of the REDUCE-IT Investigators. Cardiovascular Risk Reduction with Icosapent Ethyl for Hypertriglyceridemia. N Engl J Med. 2019;380:11-22.
[3]

Bhatt DL, Steg PG, Miller M, et al., on behalf of the REDUCE-IT Investigators. Reduction in first and total ischemic events with icosapent ethyl across baseline triglyceride tertiles. J Am Coll Cardiol. 2019;74:1159-1161.